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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                             INTEGRAL VISION, INC.
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                   45811H106
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                                 (CUSIP Number)

                                 JUNE 24, 2003
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 45811H106
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        P. Robert Klonoff
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        United States of America
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     Number of             5.      Sole Voting Power

      Shares                       213,534
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      567,219
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     213,534
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   579,219
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        792,753
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 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


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 11.    Percent of Class Represented by Amount in Row (9)

        7.83%
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 12.    Type of Reporting Person (See Instructions)

        IN
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ITEM 1(a).        NAME OF ISSUER:

                              INTEGRAL VISION, INC.


ITEM 1(b).        NAME OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                              38700 GRAND RIVER AVENUE
                              FARMINGTON HILLS, MICHIGAN  48335


ITEM 2(a).        NAME OF PERSON FILING:

                              P. ROBERT KLONOFF

ITEM 2(b).        ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                              1631 NORTH 201ST STREET
                              SHORELINE, WA 98133

ITEM 2(c).        CITIZENSHIP:

                              UNITED STATES OF AMERICA

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                              COMMON STOCK

ITEM 2(e).        CUSIP NUMBER:

                              45811H106

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(b) OR
                       240.13D-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS A:

                              NOT APPLICABLE

ITEM 4.           OWNERSHIP:

                  P. ROBERT KLONOFF:

                  (a)      AMOUNT BENEFICIALLY OWNED:                792,753
                                (INCLUDES WARRANTS TO PURCHASE
                                690,753 SHARES)

                  (b)      PERCENT OF CLASS:                            7.83%

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH
                                PERSON HAS:

                           (i)      SOLE POWER TO VOTE OR TO DIRECT
                                    THE VOTE:                        213,534

                           (ii)     SHARED POWER TO VOTE OR TO
                                    DIRECT THE VOTE:                 567,219

                           (iii)    SOLE POWER TO DISPOSE OR TO
                                    DIRECT THE DISPOSITION OF:       213,534

                           (iv)     SHARED POWER TO DISPOSE OR TO
                                    DIRECT THE DISPOSITION OF:       579,219



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                            NOT APPLICABLE

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                       PERSON:

                                            NOT APPLICABLE



                                       1
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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                       ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                                            NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                            NOT APPLICABLE


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                                            NOT APPLICABLE

ITEM 10. CERTIFICATION

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:   JULY 2, 2003


                  /S/  P. ROBERT KLONOFF
                  -----------------------------
                  P. ROBERT KLONOFF